EXHIBIT 21


                           SUBSIDIARIES OF THE COMPANY
                           ---------------------------


 AFP Realty Corp.
 Metex Mfg. Corporation
 71 Subsidiaries of United Capital Corp. that invest in and manage real estate. 42 Subsidiaries of AFP Realty Corp. that invest in and manage real estate.